2008 Officer Severance Policy

This 2008 Officer Severance Policy (this “policy”) is a legally binding policy of Alaska Communications Systems Group, Inc., a Delaware corporation, and its affiliates and successors, which are referred to as “we,” “us,” “our,” “ACS” or the “company”.

You are bound to this policy if it is attached to your employment agreement or you otherwise sign an agreement to be bound by it. In either case, it is contractually binding on you and your successors (e.g. your estate). Your rights and obligations under this policy cannot be transferred.

This policy grants you severance and change of control benefits but, in exchange, may require you to, among other things, agree not to compete with us or solicit employees from us following your employment with ACS. Thus, you should read this policy carefully. It will be strictly enforced.

Part 1: Availability of Severance Benefits

When do I receive severance benefits?

You may receive severance benefits if you are terminated “without cause” or resign for “good reason.”

What if I am terminated “for cause”?

If you are terminated for cause, you receive no severance benefits under this policy. You may be entitled to any regular pay earned prior to termination, and we will include this amount in your final check.

When can I be terminated “for cause”?

You can be terminated for cause if:

•	You knowingly do something inherently dishonest in your work, which includes dishonesty arising out of omissions (for example, a failure to report material information);

•	You are found guilty or plea guilty or “no-contest” to (i) any felony or (ii) any misdemeanor that damages or embarrasses ACS;

•	You breach a fiduciary duty you owe to us, our board, or our stockholders (even if we are required to indemnify you for it);

•	You materially breach an obligation or violate a provision applicable to you under our corporate compliance or ethics policies or

•	You repeatedly (i) perform incompetently or fail to perform with minimal competence in carrying out your critical responsibilities, (ii) you receive written warning (which can include a specific warning included in your written performance review), and (iii) do not correct your performance within 30 days.

“Minimally competent” and “incompetent” performance differs from below average performance. We cannot terminate you for “cause” if your performance is generally below average, but you maintain minimum competence in the execution of your critical responsibilities.

Note: If you cannot work because you have a physical or mental disability, that is not “cause”. Please see below for more information.

What if I resign?

If you resign, you receive no severance benefits under this policy, unless you resign for “good reason.”

What is a “good reason”?

You have a good reason to resign if we do any of the following:

•	Reduce your base salary or target annual cash incentive payment (unless we similarly reduce base salary or target annual cash incentive payment if substantially all other officers covered by this policy);

•	Meaningfully reduce your other benefits (unless the reduction applies to substantially all other officers covered by this policy or substantially all full-time employees);

•	Materially reduce your authority, duties or responsibilities;

•	Relocate your primary location of work more than 60 miles; or

•	Breach an obligation we owe to you under this policy or any other employment related agreement we enter into with you.

You must provide proper notice to receive severance benefits. You must give us thirty (30) days written notice of your intent to resign for good reason. Your notice must specify your reason, and we may cure the matter during that time. If something happens that gives you a good reason to resign, you must notify us in writing within 180 days following the day you learn of the event. Otherwise, that event will no longer be a “good reason” to resign.

Part 2: Standard Severance Benefits

Assuming I am entitled to them, what severance benefits do I receive?

If we terminate you without cause or you resign for good reason (and you sign a form of waiver attached as Exhibit A) you will receive the following benefits:

•	We will pay, within thirty (30) days following your date of termination, a lump sum payment equal to (2x) your annual base salary (unless you are resigning because of a reduction in your base salary, in which case we will pay you the amount or your annual base salary prior to its reduction); and

•	For one (1) year after you leave the company, we will reimburse you for monthly COBRA premiums to maintain the level of health insurance coverage for you and your family that you held while you were employed with us (less your standard employee contribution amount). We will reimburse you promptly, but in no event later than February 15 of the year after the year in which the expense was incurred. We will not reimburse you for any health care insurance premiums if and when you obtain replacement health care insurance through another employer.

•	You must tell us if you receive replacement medical benefits. If you obtain alternative health care coverage, you must promptly notify us, but in no event later than 30 days following the date on which you become aware that you will be receiving or have received alternative health care benefits. You must return any benefits to which you were not entitled.

•	Any unvested equity compensation you have, including, stock options, restricted stock, performance shares (or the like) will be treated as follows:

•	If your equity compensation is time-based (by that we mean it vests solely on the passage of time and your continued service) and will vest within the next year, that equity compensation will accelerate and vest in full on your termination date.

•	If it is not time-based, we will wait and see if your equity compensation vests within the next year. If it does, you will receive the benefit.

•	Any equity compensation that has no chance of vesting within the year following termination of your employment will be automatically forfeited on your termination date.

Part 3: Change of Control Severance Benefits

When do I become eligible for change of control severance benefits?

You are entitled to change of control severance benefits if you are terminated without cause or resign for good reason within one (1) year following a change of control.

Assuming I am entitled to them, what change of control severance benefits do I receive?

•	We or our successor company will pay you the standard severance benefits described in Part 2 above; and

•	All of your equity compensation will vest immediately as of the date of your termination or you resign with good reason, unless there are more favorable provisions in the equity compensation plan under which your equity compensation was granted.

What is a change of control?

We will treat any of the following as a change of control under this policy:

•	Any corporate transaction we enter into that results in our voting stockholders owning less than fifty percent (50%) of the voting power of the new company;

•	The election of an insurgent slate of directors comprising a new majority of our board of directors (an “insurgent slate” means director candidates not nominated by the incumbent board);

•	Approval by our stockholders of a complete liquidation or dissolution of the Company; or

•	The sale of all or substantially all of our assets (including those of our subsidiaries).

Part 4: Effect of Disability or Death on this Policy

When am I considered disabled or dead?

•	You are considered “disabled” if you become physically or mentally incapacitated and unlikely to work for at least six (6) consecutive months or for nine (9) non-consecutive months during any one (1) year period. If we disagree about whether you are disabled, we will seek an independent physician’s opinion.

•	You are considered “dead” if you are dead and likely to remain dead for the next few days or so.

Am I entitled to severance benefits if I become disabled or die?

Generally, no. If you become disabled or die while our employee, we will pay you (or your estate) any partial annual cash incentive payment you earned based on your time of service.

When would I receive this limited benefit?

You would receive your partial cash incentive award in accordance with the company’s normal incentive pay policy giving you credit for the service time you gave us.

Part 5: Your Agreement Not to Compete with us or Solicit our Employees

When do I become obligated not to compete or solicit?

As you know, our business is highly competitive in nature. Thus, in order to receive any severance payments described above under this policy, you must (sign the waiver attached as Exhibit A) and promise not compete with us or solicit our employees for twelve (12) months after you leave ACS.

How do I avoid competing with you?

To comply with your agreement not to compete you must not:

•	solicit the business of any customer or prospective customer of ACS that you met in your role as our employee during the year before you leave ACS; or

•	engage in, work for, or invest in any business that competes as a telecommunication services provider in Alaska;

How do I avoid soliciting from you?

To comply with your agreement not to solicit you must not:

•	solicit or encourage any of our employees to resign from ACS; or

•	hire anyone who was our employee at the time you left ACS or anyone else who left ACS less than one year before you did.

Tax Note: You agree to cooperate in good faith with us in any valuation of these covenants that we may need to make under Section 280G of the Internal Revenue Code. For more information about Section 280G and other tax implications, please see below.

Part 6: Agreement Not to Disparage Each Other

When do I become obligated to and benefit from this protection?

You must sign the waiver, attached as Exhibit A to this policy, when you leave ACS for any reason. Upon execution of the waiver we become obligated not to disparage each other.

What must I do to fulfill my obligation not to disparage ACS?

You may not make any oral or written statement about ACS regarding our financial status, business, compliance with laws, ethics, stockholders, partners, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, which is intended or reasonably likely to disparage us or hurt our reputation.

What must ACS do to fulfill its obligation not to disparage me?

We may not issue any press release or make any disparaging public statement about you that is likely to hurt your reputation.

Are there exceptions?

Yes. Each of us may:

•	make any statement required to made by law (including applicable securities laws);

•	make a public statement stating the fact that your employment has ended; or

•	provide truthful testimony in any legal proceeding.

Part 7: Taxes

Are there any tax consequences under this policy I need to be aware of?

Yes. We have designed this policy to minimize our tax liabilities preserving your potential benefits to the extent practicable. You should, however, consult your tax advisor to review your individual situation. Nothing is this policy is tax advice and tax related discussion is included only to show how we intend to handle possible tax liabilities.

Your tax liability is your responsibility. We will not reimburse you or make any “gross-up” payment to cover any of your personal tax liability.

Is any benefit under this policy “deferred compensation” subject to excise tax under Section 409A of this internal revenue code?

•	No; however, if you are a “specified employee” under Section 409A, then, we may be reqired to delay payments that would otherwise be payable during the six (6) month period immediately following your separation from service.

Is any benefit under this policy a “golden parachute” that could be subject to excise tax?

Possibly. In the event that the severance and other benefits provided in this policy are subject to an excise tax under Section 280G of the Internal Revenue Code, then your benefits under this will be either (i) delivered in full or (ii) reduced so that so that any payment is limited to 2.99 times your “base amount,” within the meaning of Section 280G(b)(3) of the Internal Revenue Code, whichever of the foregoing amounts results in your receipt of the greatest amount of benefits after tax.

Tax Note: You understand that determinations required to be made related to Section 280G will be made in writing by KPMG LLP, or our then independent public accounting firm, and will be conclusive and binding upon you and ACS. We will bear all costs reasonably incurred in connection with any such calculations.

Part 8: Dispute Resolution

What if you don’t do what you promised to do under this policy or we disagree with what you have done?

We would ask disinterested members of our compensation and personnel committee to interpret, in good faith and in accordance with best industry practices, the rights and obligations under this policy. This good faith interpretation of this policy is binding on you and the company.

What if I disagree with the decision of the committee or if the matter is more than one of interpretation?

We will generally settle any dispute through arbitration, unless we are seeking injunctive relief or damages for breaches of an obligation under of Parts 4 or 5. The arbitration will be conducted before a single arbitrator in Anchorage, Alaska in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding.

When do we go to court instead of arbitration?

You understand and agree that if you breach certain of your obligations under this policy, it would be difficult or impossible to measure our damages in dollars. Therefore, to enforce this policy, you agree that we have the right to, without posting any bond, cease making any payments or providing any benefits required by this policy and obtain equitable relief in court. That means we can ask the court to make you perform your obligations, obtain a temporary restraining order against you, or obtain temporary or permanent injunction, or any other equitable remedy that is available to us.

If it’s a genuine dispute, how will we handle legal fees?

If you must hire a lawyer to handle a dispute with us regarding the validity or enforceability of, or liability under, any provision of this policy (including the amount of any payment to you), we will pay for your lawyer so long as you prevail against us. In the meantime, we will pay as incurred (within ten (10) days following our receipt of an invoice from you) at any time, all reasonable attorneys’ fees and other costs related to claims or defenses by you that are not frivolous or are made in good faith (we refer to all of these as “legal fees”). The reimbursement of these legal fees must be made no later than March 15 of the year after the year in which the legal fees were incurred. You must submit an invoice timely. You must make sure that the amount of legal fees and expenses we are obligated to pay in any given calendar year does not affect the legal fees and expenses that we are obligated to pay in any other calendar year. If you fail to follow this reimbursement procedure carefully, you will lose your right to reimbursement.

What if I want to appeal?

If you or ACS elects to appeal any determination of an arbitrator or a trial court (except in the case of an interlocutory appeal), you and ACS each pay our own further legal expenses regardless of the outcome, unless otherwise decided by the court.

Part 9: Miscellaneous

Anything else legal you want to tell me?

•	You are an “at-will” employee with ACS. This policy does not change that.

•	You agree that we will use the internal, substantive laws of Delaware to resolve disputes under this policy.

•	This policy contains our entire understanding of these matters. Neither of us may rely on any other policies, promises, warranties (oral or written) that cover severance policy.

•	You will always retain your right to indemnification under this policy, under our certificate of incorporation, or otherwise provided at law or pursuant to our by-laws. You will continue to be covered by our insurance, including our directors’ and officers’ liability or employment practices insurance coverage.

•	In this policy you and ACS, from time to time, are required to notify each other of things. Notices must be in writing and notice requirements will be treated as fulfilled if delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to these respective addresses (or to such other address that we may notify each other of in the meantime). Notice of change of address, however, is only effective only upon actual receipt.

To us:
Alaska Communications Systems Holdings, Inc.
600 Telephone Avenue MS65
Anchorage, Alaska 99503
Copy to: General Counsel

To you:
Your most recent address in our personnel records.

•	Finally, this policy supersedes all prior understandings (including oral agreements) between you and ACS concerning severance matters, except any other agreement executed in connection herewith into which this policy is incorporated by reference.

EXHIBIT A

FORM OF RELEASE

In exchange for a portion of the benefits described in the attached 2008 Officer Severance Policy (the “Policy”), to which I agree I am not otherwise entitled, I hereby release Alaska Communications Systems Group, Inc. (the “Company”), its respective Affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers, past, present and future (the “Released Parties”) from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release in connection with, or in any way related to or arising out of, my employment or termination of employment with the Company; provided that such released claims shall not include any claims to enforce my rights (i) under, or with respect to, the Policy, (ii) to indemnification provided at law or pursuant to the Company’s (or an affiliate’s) By-Laws or insurance or to directors’ and officers’ liability or employment practices insurance coverage, (iii) under COBRA or my vested rights under benefit or incentive plans; or (iv) as a stockholder. Notwithstanding the generality of the preceding sentence, such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including, but not limited to, any claims arising from or derivative of my employment with the Company, as well as any and all claims under state contract or tort law or otherwise.

I hereby represent that I have not filed any action, complaint, charge, grievance or arbitration against the Company or the Released Parties.

•	I understand and agree that I must forever continue to keep confidential all proprietary or confidential information which I learned while employed by the Company, whether oral or written and as defined in the Policy (“Confidential Information”) and shall not make use of any such Confidential Information on my own behalf or on behalf of any other person or entity, except as specifically authorized by the Policy.

•	I expressly understand and agree that the Company’s obligations under this Release and the Policy are in lieu of any and all other amounts to which I might be, am now or may become entitled to receive from any of the Released Parties upon any claim whatsoever.

•	I understand that I must not disclose the terms of this Release and the Policy to anyone other than my immediate family, financial advisors (if any) and legal counsel and that I must immediately inform my immediate family, financial advisors (if any) and legal counsel that they are prohibited from disclosing the terms of this Release and the Policy.

•	It is understood that I will not be in breach of the nondisclosure provisions of this Release if I am required to disclose information pursuant to a valid subpoena or court order, provided that I notify the Company (to the attention of the General Counsel of the Company) as soon as practicable, but prior to the time in which I am required to disclose information, that I have received the subpoena or court order which may require me to disclose information protected by this Release. Notwithstanding the foregoing, I also may disclose the terms of this Release to government taxing authorities and/or the SEC.

•	I agree that any violation or breach by me of my nondisclosure obligations, without limiting the Company’s remedies, shall give rise on the part of the Company to a claim for relief to recover from me, before a court of competent jurisdiction, any and all amounts previously paid to or on behalf of me by the Company pursuant to Section 8 of the Policy, but shall not release me from the performance of my obligations under this Release.

•	I will not apply for or otherwise seek employment with the Released Parties without their written consent.

•	I have read this Release carefully, acknowledge that I have been given at least twenty-one (21) days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. I also understand that I have a period of seven (7) days after signing this Release within which to revoke my Policy, and that neither the Company nor any other person is obligated to provide any benefits to me pursuant to the Policy until eight (8) days have passed since my signing of this Release without my signature having been revoked. I understand that any revocation of this Release must be received by the General Counsel of the Company within the seven-day revocation period.

•	Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily.

•	I represent and acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties or by any other individual to influence me to sign this Release, except such statements as are expressly set forth herein or in the Policy.

This Release is final and binding and may not be changed or modified.

[Participant]

Date: